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                                                                 Exhibit 99(z)

MANAGEMENT'S DISCUSSION AND ANALYSIS TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF CGU CORPORATION FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

CGU Corporation ("the Company") reported a net loss from continuing operations of $203.7 million for the year ended December 31, 2000 versus net income from continuing operations of $270.6 million for the comparable 1999 period. The decline in net income in 2000 related principally to an $818.0 million increase in loss and loss adjustment expense reserves recorded during that period relating to prior accident year losses, partially offset by an increase in net realized gains from sales of investment securities. The Company's reported combined ratio for 2000 was 134% versus 110% for 1999.

Net written premiums from 1999 to 2000 increased slightly to $4,294.1 million in 2000 versus $4,248.7 million in 1999. Net earned premiums also increased slightly to $4,275.1 million in 2000 versus $4,260.0 million in 1999. The net $15.1 million increase in net earned premiums was comprised of a $35.8 million increase in premiums relating to commercial lines, a $27.4 million increase relating to specialty lines and a $48.1 million decrease relating to personal lines.

Commercial lines net earned premiums increased in 2000 primarily as a result of overall price increases but were offset slightly by management's decision not to renew accounts considered to have performed poorly and by premiums ceded in connection with certain reinsurance coverages. Specialty lines net earned premiums increased in 2000 as the Company increased its focus on specialty writings at this time. However, incurred losses on this business line were later determined to be much higher than originally anticipated which prompted the Company to discontinue writing many of its specialty products in 2001. Personal lines net earned premiums declined in 2000.

The Company's loss and loss adjustment expenses increased $1,049.6 million to $4,302.0 million in 2000 versus $3,252.4 million in 1999. The increase in loss and loss adjustment expenses resulted primarily from $818.0 million of adverse loss development recorded during 2000 relating to prior accident years as compared to $57.5 million of adverse development recorded during 1999. The adverse loss development recorded during 2000 related to long-tail lines of business, primarily for accident years 1998 and prior. Reserve increases were $176.2 million for workers compensation (on reserves as of December 31, 1999 of $846.0 million), $318.2 million for general liability (on reserves as of December 31, 1999 of $1.1 billion), $151.8 million for multiple peril (on reserves as of December 31, 1999 of $1.1 billion) and $110.9 million for commercial automobile liability (on reserves as of December 31, 1999 of $547.7 million). These increases in reserves reflected the impact of external factors, as well as Company-specific factors. External factors included the emergence of construction defect losses, medical inflation, a general deterioration in market pricing, terms and conditions, adverse judicial rulings and higher-than-anticipated legal costs. These external factors were also experienced throughout the property and casualty insurance industry as evidenced by adverse development reported by other property and casualty insurers. A significant portion of the 2000 reserve increases is attributable to Company-specific factors including changes in the mix of business written in the mid-1990s by the U.S. subsidiaries of General Accident plc ("General Accident") and Commercial Union plc ("Commercial Union"), which had merged in 1998 to form CGU Corporation ("CGU"). Along with being adversely impacted by external factors much of this new business written by the legacy companies was, in hindsight, poorly written and priced.

Beginning in 1999, post-merger initiatives led to changes in case reserving philosophy and the speed of claim payments, especially for business written by General Accident. These changes impacted the loss development patterns of CGU causing reported and paid losses to be higher than that which would have been predicted from historical experience. By affecting development patterns, these internal operational factors made it more difficult than usual for management, its actuaries, and independent actuaries to estimate reserves at the end of 1999. After reviewing the then current claims data and performing additional tests to evaluate the impact of the internal operational changes, prior management concluded that the apparent increase in claim development activity (i.e., the dollar amounts of reported claims and paid losses) in 1999 was largely the result of the post-merger operational initiatives and accordingly an increase in reserves for prior accident years was not warranted. Further, industry information available at the time, in general, did not provide strong evidence of deteriorating results. In 2000, as more claim development information became available with respect to the emergence of external factors, changes in business mix and the impact of internal operational changes in CGU's business, management increased reserves on prior accident years.

Catastrophe losses net of reinsurance decreased $44.6 million to $89.0 million in 2000 versus $133.6 million in 1999. Catastrophe losses affecting 2000 results consisted of weather related events, including severe weather in the Northeast and the Southeast and winter storms in the Midwest. Catastrophe losses


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affecting 1999 results consisted of Hurricane Floyd, severe tornado and hail storms in the Southwest and winter storms in the Midwest and the Northeast.

Other underwriting expenses decreased $18.6 million to $1,425.2 million in 2000 versus $1,443.8 million in 1999. Expenses incurred in 1999 related to the merger of Commercial Union and General Accident at the end of 1998 resulted in higher other underwriting expenses in that year versus 2000 despite increases during 2000 in deferred acquisition cost expenses and additional employee incentive costs related to the acquisition of the Company by White Mountains. The increase in 2000 deferred policy acquisition cost expenses resulted primarily from the immediate recognition of $23.6 million of such costs that were considered to be unrecoverable in future periods due to poor underwriting results experienced during 2000.

Net investment income of $504.9 million in 2000 was essentially unchanged from $502.1 million in 1999. During the latter part of the 2000 fourth quarter the Company significantly decreased its portfolio of common equity securities in favor of additional investments in fixed maturity investments. Due to the timing of these changes in its investment portfolio, these actions did not have a significant impact on the components of the Company's net investment income for 2000.

Net realized gains from sales of investment securities increased $350.9 million to $732.8 million in 2000 versus $381.9 million in 1999. During 2000, the Company recognized net realized gains of $553.9 million from sales of common equity securities versus comparable net realized gains of $398.2 million in 1999. In addition, the Company recognized net realized gains of $195.8 million during 2000 from sales of fixed maturity securities versus comparable net realized losses of $16.1 million in 1999. The increase in net realized gains recognized by the Company during 2000 principally resulted from a decision to reduce its portfolio of common equity securities and to reallocate a larger portion of its fixed maturity portfolio to U.S. Government and agency obligations.

Interest expense of $72.5 million in 2000 was essentially unchanged from $72.8 million recorded in 1999. During 1999 and 2000 the Company's intercompany term loan from its parent remained at approximately $1.1 billion.

The Company's income tax benefit of $83.3 million in 2000 represented an effective tax rate of 29.0%. The Company's income tax expense of $104.5 million in 1999 represented an effective tax rate of 27.9%. The Company's effective rate of tax benefit for 2000 (resulting from a net loss reported during that year) was less than the statutory rate of 35% as a result of establishing deferred tax valuation allowances during the 2000 period which more than offset the effects of tax exempt interest on certain fixed maturity securities and dividends received deductions on dividends relating to certain equity securities. The Company's effective tax rate for 1999 was less than the statutory rate of 35% due to the effects of tax exempt interest on certain fixed maturity securities and dividends received deductions on dividends relating to certain equity securities.

Prior to June 1, 2001 White Mountains Insurance Group, Ltd. ("White Mountains") did not own CGU and therefore did not establish CGU's reserves.
In addition, because there has been nearly complete turnover of senior management at CGU since the acquisition, White Mountains has primarily relied on reviews of prior actuarial studies, discussions with in-house actuaries and accountants who were with CGU prior to the acquisition and CGU's independent auditors to determine the factors that led to and caused the adverse development related to prior accident years that was recorded in 2000.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

The Company reported net income from continuing operations of $270.6 million for the year ended December 31, 1999 versus a net loss from continuing operations of $301.0 million for the comparable 1998 period. The net loss recorded during 1998 was the result of a reserve increase relating primarily to environmental and asbestos exposures. Underwriting results recorded during the 1999 period were influenced by reserve levels that were subsequently determined to be inadequate as evidenced by significant reserve increases recorded in 2000. The Company's reported combined ratio for 1999 was 110% versus 134% for 1998.

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Net written premiums from 1998 to 1999 increased $135.3 million to $4,248.7 million in 1999 versus $4,113.4 million in 1998. Net earned premiums also increased to $4,260.0 million in 1999 versus $4,041.9 million in 1998. The $218.1 million increase in net earned premiums from 1998 to 1999 consisted of a $155.3 million increase in premiums relating to specialty lines, a $81.0 million increase relating to commercial lines offset by a $18.2 million decrease relating to personal lines.

The increase in specialty lines net earned premiums for 1999 resulted primarily from the acquisition of National Farmers Union Property & Casualty Company and its subsidiaries ("NFU") by the Company on July 16, 1998. In addition, specialty lines net earned premiums increased in 1999 as the Company increased its focus on specialty writings at this time. Commercial lines net earned premiums in 1999 increased principally from increased writings of workers compensation risks. Personal lines net earned premiums declined in 1999.

The Company's loss and loss adjustment expenses decreased $694.5 million to $3,252.4 million in 1999 versus $3,946.9 million in 1998. The decrease in loss and loss adjustment expenses from 1998 to 1999 resulted from lower reserves recorded in 1999 versus 1998. During 1999 the Company recorded $57.5 million of adverse loss development. During 1998, the Company increased reserves by $614.0 million relating to environmental and asbestos exposures and $226.6 million for other lines.

Catastrophe losses net of reinsurance decreased $44.3 million to $133.6 million in 1999 versus $177.9 million in 1998. Catastrophe losses affecting 1999 results consisted of Hurricane Floyd, severe tornado and hail storms in the Southwest and winter storms in the Midwest and the Northeast. Catastrophe losses affecting 1998 results consisted of a severe ice storm affecting northern New England, tornado and hail storms in the Southeast and the Midwest.

Other underwriting expenses decreased $17.7 million to $1,443.8 million in 1999 versus $1,461.5 million in 1998. During 1999, reductions in costs related to the merger of Commercial Union Corporation and General Accident Corporation of America were partially offset by an increase in expenses related to information systems development and deferred policy acquisition costs.

Net investment income increased $21.8 million to $502.1 million in 1999 versus $480.3 million in 1998. This increase resulted from a combination of higher yields earned as well as a higher concentration of fixed maturity investments during the 1999 period versus 1998.

Net realized gains from sales of investment securities decreased $18.4 million to $381.9 million in 1999 versus $400.3 million in 1998. The decrease in net realized gains from 1998 to 1999 came principally from net realized losses on sales of fixed maturity investments of $16.2 million resulting from decreases in market interest rates during the period.

Interest expense increased $71.4 million to $72.8 million in 1999 versus $1.3 million in 1998. The increase in interest expense during 1999 related principally to an intercompany borrowing of $1.1 billion from the Company's parent which was undertaken in the 1998 fourth quarter.

The Company's income tax expense of $104.5 million in 1999 represented an effective tax rate of 27.9%. The Company's income tax benefit of $186.1 million in 1998 represented an effective tax rate of 38.2%. The Company's effective tax rate for 1999 was less than the statutory rate of 35% due to the effects of tax exempt interest on certain fixed maturity securities and dividends received deductions on dividends relating to certain equity securities. The Company's effective rate of tax benefit for 1998 (resulting from a net loss reported during that year) was greater than the statutory rate of 35% as a result of the effects of tax exempt interest on certain fixed maturity securities and dividends received deductions on dividends relating to certain equity securities.


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LIQUIDITY AND CAPITAL RESOURCES


The Company's primary sources of cash are premiums, investment income, reinsurance recoveries on paid losses, and proceeds from investment sales and maturities. The Company's primary uses of cash are claims payments, underwriting and other operating expenses, commissions and other acquisition costs, taxes and purchases of investment securities. The fixed maturity portfolio of the Company at December 31, 2000 consisted primarily of publicly traded, investment grade corporate debt securities, U.S. government and agency securities and mortgage-backed securities.

The Company maintains a portion of its investment portfolio in highly liquid, short-term securities to provide for its immediate cash needs.

In 1998, the Company's parent contributed $475.0 million in capital to the Company consisting of $425.3 million in cash and $50.0 million in the form of common stock of Houston General Insurance Company.

In 1998, the Company made a return of capital distribution of $1.1 billion in cash to its parent.

In 1998, the Company borrowed $1.1 billion from its parent in the form of an intercompany term note from a wholly owned subsidiary of the Company 's ultimate parent and direct owner of 45.9% of the Company's common stock. In addition, the Company also had third-party debt of $13.9 million and $30.8 million at December 31, 2000 and 1999, respectively.

In 1998, the Company purchased NFU for $116.4 million in cash.

The Company's ability to pay dividends to its shareholder is dependent on the receipt of dividends from its insurance subsidiaries. In a given calendar year, the Company's insurance subsidiaries can generally dividend the greater of 10% of their statutory surplus at the beginning of the year or the prior year's statutory net income without prior regulatory approval subject to the availability of unassigned funds (the statutory accounting equivalent of retained earnings). Larger dividends can be paid only upon regulatory approval. During the years ended December 31, 2000, 1999 and 1998, the Company declared and subsequently paid dividends totalling $342.3 million, $180.1 million and $302.8 million, respectively.


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